EXHIBIT 10.1
GAS SUPPLY CONTRACT
BETWEEN
BN Munai LLP and «Gaz Impex S.A.»

London 2006

THE PRESENT GAS SUPPLY CONTRACT is concluded “___5___” __January______________ 2006 in London.
BETWEEN:
(1)	“BN Munai” LLP, (hereinafter referred to as the “Seller”), Registered Number #38557-1910-TOO (IU) with a principal place of business in the Republic of Kazakhstan in the person of Ms. L. Mironenko, First Deputy Director, on the one hand,
and
(2)	“Gaz Impex S.A.” (hereinafter referred to as the “Buyer”) an International Company with a registered address at P.O. Box 146, Road Town Tortola, British Virgin Island’s in the person of Mr. A.Baizakov, Director, on the other hand, together referred to as the “Parties” and individually a “Party”.
WHEREAS:
(A)	The Seller has right to carry out petroleum operations under Production License MG 980 (oil) dated June 12, 1997 (as may be amended from time to time) and Contract #1734 dated May 5, 2005 (as may be amended from time to time) covering the Kyzyloi Gas Field with the possibility of an extension to cover the Akkulka area at the discretion of the Seller (the “License Area”) in the Republic of Kazakhstan and owns all Gas produced in the License Area.
(B)	The Buyer wishes and undertakes to buy and pay for Gas supplied by the Seller, and the Seller wishes and undertakes to supply Gas to the Buyer during the Contract Period on the terms and conditions set out in the present Contract.
(C)	The Buyer buys the Gas for the purpose of its future sale in foreign countries and CIS.
HEREBY THE PARTIES AGREED AS FOLLOWS:
1. DEFINITIONS
1.1	The following definitions wherever used in this Contract have the following meanings:
“Actual Quantity” means the actual quantity of Gas delivered to the Gas Delivery Point as measured and verified in accordance with Clause 5 of the present Contract;
“Additional Quantities” means such additional quantities of Gas over and above the Minimum Monthly Contract Quantity, for which the Buyer may file an application Contract Quantity, for which the Buyer may file an application according to Article 6.7 of the present Contract;
“Annual Quantity” means, in the case of the First Contract Year, a quantity of Gas is equal to the Minimum Monthly Contract Quantity for the First Contract Year multiplied by the number of Months in the First Contract Year and in the case of a Contract Year, a quantity of Gas is equal to the Minimum Monthly Contract Quantity for that Contract Year multiplied by 12;
“Consequential Loss” means any indirect or consequential loss (including loss of production, loss of profit, loss of revenue, loss of contract, loss of goodwill, loss of use or liability under other agreements) resulting from the performance or non-performance of any obligation hereunder, any act of negligence, breach of contract or otherwise by any party and whether or not such party knew, or ought to have known, that such indirect or consequential loss would be likely to be suffered as a result of such breach;

“Contract” means this gas supply contract including the recitals and annexes hereto, since such recitals and annexes can be added from time to time;
“Contract Period” means the period from the Start Date until the Day on which this Contract is terminated or expires in accordance with Article 12;
“Contract Price” means the price for the Gas delivered under this Contract as determined in accordance with Article 7;
“Contract Year” means a period of twelve consecutive months beginning on January 1 and ending on December 31;
“Day” means a period of twenty four (24) hours beginning at 06.00 AM on any day and ending at 06.00 AM on the next day and any reference in this Contract to a period beginning or taking effect on a Day or ending on a Day shall be deemed to refer to the beginning and end respectively of the Day in question and “Daily” shall be construed accordingly;
“First Contract Year” means period of time beginning on the Start Date and ending on December 31 immediately following the Start Date;
“Force Majeure” has the meaning in Article 9 of the present Contract;
“Gas” means natural gas produced in Kazakhstan from the License Area and meets the standards of OCT 51.40-93.
“Gas Delivery Point” means the point at which the Seller’s gas pipeline connects to the pipeline owned and operated by the Transport Organisation, located at 910 km of Bukhara-Ural pipeline;
“Gas Delivery Point Measurement Equipment” means such metering and associated equipment and installations (including matching pipelines, fittings, valves, seals, housing and mountings) together measuring the whole amount of gas offtaken at the Gas Delivery Point pursuant to the Technical Agreement;
“LIBOR” means the three (3) months U.S. Dollars London Interbank fixing offer rate quoted daily in the London Financial Times;
“Make Up Gas” shall have the meaning in Article 6.9;
“MCM” means thousand cubic metres (1,000 m 3);
“Minimum Monthly Contract Quantity” means the minimum amount of Gas which the Seller is obliged to supply and the Buyer is obliged to take and/or pay for as determined in accordance with Article 6 of the present Contract;
“Month” means a period beginning at 06.00 AM on the first Day of any calendar month and ending at 06.00 AM on the first Day of the next calendar month and definition “Monthly” shall be considered accordingly provided that the first Month of the Contract Period shall begin at 06.00 AM on the Start Date and shall end at 06.00 AM on the first day of the following Month and that the final Month of the Contract Period shall end at 06.00 AM on the date that this Contract terminates;
“Shortfall Amount” means the amount by which any quantity of Gas delivered by the Seller in any Month is less than the Minimum Monthly Contract Quantity for that Month;
“Start Date” means the date determined in accordance with Article 3.1;

“Termination Date” means the date on which this Contract expires or terminates in accordance with Article 12;
“Termination Event” means an event or circumstance giving rise to a right to give a notice of termination pursuant to Article 12;
“Total Quantity” means, for any Month, a quantity of Gas equal to the Minimum Monthly Contract Quantity for that Month and any Additional Quantities for that Month;
“Transport Organization” means “Intergas Central Asia” JSC, which is the operator on gas transportation through the system of gas-main pipeline of the Republic of Kazakhstan;
“USD” or “$” the lawful currency of the United States of America from time to time.
“Technical Agreement’’ means Agreement signed between the Seller and the Transport Organization;
1.2	Unless the context otherwise requires, words importing the singular only also include the plural and vice versa.

1.3	Unless the context otherwise requires, references in this Contract to Clauses and Annexes (Schedules) are Clauses of and Annexes (Schedules) to this Contract.

1.4	The headings to the Clauses and Annexes (Schedules) are only used for convenience and shall not affect to the construction or validity of this Contract.
The references in this Contract to time are to the time in force at the Gas Delivery Point.
2. SUBJECT OF THE CONTRACT
2.1	Under this Contract, the Seller is obliged to deliver Gas at the Gas Delivery Point during the Contract Period on the conditions of FCA KC 910 km of the Bukhara — Ural gas — pipeline according to the international commercial rules “Incoterms 2000”. Delivery of Gas will be carried out according to the conditions of the Technical Agreement. The Seller is obliged to deliver Gas at the Gas Delivery Point upon full customs clearance for export and to give Gas at the disposal of the Transport Company for the further transportation up to the Kazakhstan/Russia border under the instruction of the Buyer.

2.2.	According to the terms of this Contract, the Buyer is obliged to accept and pay to the Seller for the Gas in such quantities, at such time and in such manner as it is established under the conditions of this Contract.

2.3.	The Seller has the right to partly decrease or suspend the supply of Gas under this Contract in the event of:
     (a) Force Majeure;
     (b) Repair and maintenance works carried out in respect of its own gas pipeline,, installations and equipment on production, preparation and transportation of the Gas, subject to a prior notice of no less than 30 Days;
     (c) A failure on the part of the Buyer to make any payment due under this Contract within 10 Days of the due date for such payment.

2.4.	The Buyer has the right to partly decrease or suspend taking and/or paying for Gas in the event of:
     (a) Force Majeure;
     (b) Repair and maintenance works on gas pipeline of the Transportation Organization, subject to providing a prior notice of no less than 30 Days to the Buyer.
     (c) Non-compliance of gas quality to requirements of OCT 51.40-93.
     (d) Gas delivery at KC 910 Kilometer of the Bukhara-Ural gas pipeline is in violation of the technical specifications of the Technical Agreement.
3. START DATE
3.1	The “Start Date” is the date whereof the Seller notifies the Buyer in writing as of the date of commencing of Gas delivery to the Gas Delivery Point pursuant to this Contract. The Seller shall provide not less than 10 Days’ notice of the Start Date.

3.2	Within 60 Days after signing this Contract, the Seller shall provide the Buyer with a non-binding estimate of the date of the commencement of the deliveries of the Gas under this Contract. The Seller shall keep the Buyer informed in the event there is any change to such estimate.
4. DELIVERY POINT
4.1	The Gas shall be made available under this Contract at the Gas Delivery Point and shall be deemed delivered at the Gas Delivery Point to the extent it is delivered in accordance with the terms of the Technical Agreement relating to gas quality and gas pressure.

4.2	Title and risk of loss or damage to the Gas shall pass to the Buyer once the Gas has passed the Gas Delivery Point.

4.3	All expenses in relation to the transportation of the Gas to the Gas Delivery Point shall be for the account of the Seller, and all expenses in relation to the transportation of Gas from the Gas Delivery Point shall be for the account of the Buyer.
5. GAS QUALITY, DELIVERY PRESSURE, AND MEASUREMENT
5.1	The Seller will deliver Gas to the Gas Delivery Point in accordance with the terms of the Technical Agreement relating to the gas quality and gas pressure.

5.2	In the case of a dispute over the quality of the Gas delivered, such dispute will be determined in accordance with the provisions of the Technical Agreement and the Buyer agrees to be bound by such determination.

5.3	The Seller shall install Measurement Equipment at the Gas Delivery Point, shall operate and maintain such equipment in good working condition which equipment will be used to measure Gas delivered to the Buyer under this Contract in accordance with the provisions of the Technical Agreement.

5.4	In case of malfunction of the Measurement Equipment at the Gas Delivery Point, the determination of the Actual Quantities of the Gas delivered will be made in accordance with the provisions of the Technical Agreement and the Buyer agrees to be bound by such determination.

5.5	The Actual Quantities of Gas delivered by the Seller in any Month shall be confirmed by a delivery acceptance act (the “Acceptance Act”) between the Seller and the Transport Organisation. The Acceptance Acts shall for all purposes be conclusive evidence of the Actual Quantities of Gas delivered in any Month.

5.6	In the event of any dispute between the Seller and the Transport Organisation with regard to the Actual Quantities delivered in any Month, the dispute shall be determined in accordance with the relevant provisions of the Technical Agreement and the Buyer agrees to be bound by any such determination.
6. QUANTITIES OF GAS
6.1	The Seller estimates that the total volume of Gas it expects to deliver during the Contract Period is 850,000 MCM. Provided that the Contract Period is for a period of 8 years, the estimated annual quantities of the gas supplies will be as follows:

Contract Year	Annual volumes in MCM
1 2 3 4 5 6 7 8	90 000 180 000 180 000 140 000 100 000 70 000 50 000 40 000
The estimated volumes set out above are provided in good faith by the Seller but are for information purposes only. In the event the Seller fails to deliver all or any of the estimated volumes referred to above, the Seller shall have no liability to the Buyer in that regard other than as specifically set out in this Contract.
6.2.	Other than for the First Contract Year, not later than 15th October in a Contract Year preceding the Contract Year in which the deliveries are to take place, the Seller shall notify the Buyer of the Minimal Monthly Contract Quantity for each Month in the relevant Contract Year. Not later than 25th of October of the year preceding the Contract Year in which the deliveries are to take place, the Seller and the Buyer shall sign a respective Appendix to this Contract which approves the annual schedule of the gas delivery indicating the Minimum Monthly Contract Quantity.

6.3	In respect of the First Contract Year, no later than 2 Months before the Start Date, the Seller shall notify the Buyer of the Minimum Monthly Contract Quantity for each Month in the First Contract Year.

6.4	The Buyer is obliged to take and/or pay for the Minimum Monthly Contract Quantity in any Month of Gas delivery according to the Appendix signed in accordance with Article 6.2. of this Contract. If, other than in circumstances set out in Article 2.4, in any Month of delivery the Buyer is unable to accept the Minimum Monthly Contract Quantity, the Seller has the right to demand from the Buyer and the Buyer is obliged to pay for the Minimum Monthly Contract Quantity.

6.5	If in any Month the Seller does not deliver the Minimum Monthly Contract Quantity, the Buyer has the right to demand from the Seller to pay the penalty for nondelivery of the gas in the amount of 5 percent of the cost of the Shortfall Amount. In such circumstances, the Buyer’s take or pay obligation shall be reduced by the Shortfall Amount.

6.6	In addition to the Minimum Monthly Contract Quantity, no later than the 10th Day of the Month before the Month of delivery, the Seller may notify the Buyer of such additional quantities of Gas as it expects to be able to deliver during the relevant Month at the Gas Delivery Point.

6.7	No later than the 20th Day of the Month before the Month of delivery, the Buyer may send a confirmation to the Seller of the acceptance of the quantities of Gas over and above the Minimum Monthly Contract Quantity (the “Additional Quantities”).

6.8	If the Buyer shall fail to confirm any Additional Quantities in accordance with the provision of Article 6.7, the Seller shall deliver the Minimum Monthly Contract Quantities only.

6.9	If in any Contract Year the Buyer the volume of the gas accepted by the Buyer is less than the volume of the gas stipulated according to the present terms of the Contract then the not accepted volume of each Contract Year will be recorded in a make-up act signed by the Buyer and the Seller (the “Make-Up Act”). If in any subsequent Contract Year the Buyer has accepted obligatory volume till the end of the current Contract Year the Buyer can start to take gas at the Make-Up Price, up to the amount stated in the Make-Up Acts (hereinafter “Make-Up Gas”).
7. PRICE
7.1	The Contract Price of the Gas supplied hereunder shall be determined as follows:
First Period:
For the period from the Start Date to the date being the last Day in the Month occurring 36 Months after the Start Date, the Contract Price per MCM of the Gas delivered under this Contract shall be US$28.00 (twenty eight US dollars).
Second Period:
For the next 12 Month period immediately following the first period referred to above, the Price per MCM of Gas delivered under this Contract shall be US$32.00 (thirty two US dollars).
Third Period:
For the next 24 Month period immediately following the second period referred to above, the Price per MCM of Gas delivered under this Contract shall be US$33.50 (thirty three US dollars and fifty cents).
Remaining Period:
After the third period referred to above, for every subsequent two year period the Contract Price for the Gas shall increase by US$2.50 (two US dollars and fifty cents) per MCM. For the avoidance of doubt, for the 24 Month period immediately following the third period referred to above the Contract Price shall be US$36.00 (thirty six US dollars) per MCM.
7.2	Unless otherwise stated, all payments under this Contract are deemed to be exclusive of Value Added Tax (“VAT”) and any other duty or tax which may be payable in respect of the supply of Gas under this Contract. The Seller shall be entitled to charge the Buyer VAT on all supplies of Gas according to the applicable law of the Republic of Kazakhstan. Where VAT is payable, it shall be paid by the Buyer to the Seller’s nominated account in due time in appropriate currency as the Seller may reasonably specify.
7.3	In any Contract Year, the applicable price for Make-Up Gas shall be USD $10.00 (ten US dollars) per MCM excluding VAT.

8. PAYMENT TERMS
8.1	No later than the 25th Day of the Month before the start of any Month, the Seller shall deliver to the Buyer a statement detailing the Total Quantities of Gas for that Month (the “Credit Support Invoice”). The Buyer shall no later than the 30th Day of the Month before the start of any Month in which deliveries are to be made, to provide for the benefit of the Seller a letter of credit, in a form reasonably acceptable to the Seller and from a Kazakh bank reasonably acceptable to the Seller, for such total amount as appears in the Credit Support Invoice. Such letter of credit shall remain in place and in full force and effect until payment of the corresponding Payment Invoice for the Month in question is received by the Seller.
8.2	No later than 5 Days following verification of the Actual Quantities pursuant to Article 5, the Seller shall render an invoice in respect of the Actual Quantities (the “Payment Invoice”).
8.3	Each Payment Invoice shall include the following items hereunder in respect of the Month to which it relates:
     a) the Actual Quantity of the Gas delivered in that Month as verified pursuant to Article 5;
     b) the price payable per MCM of Gas calculated by reference to Article 7;
     c) the total price payable in USD for the Actual Quantities delivered in the relevant Month;
     d) details of the Seller’s bank account into which payment is to be made; and
     e) details of the Seller’s bank account into which VAT payments (if any) are to be made.
8.4	Payment of the Payment Invoice shall made in full for value on the date of payment being no later than 30th of the Month in which the Payment Invoice is sent by the Seller to the Buyer.
8.5	Where payments are not made on the due date interest shall be payable from the due date until the date such payment is made at LIBOR plus 5 (five) per cent per annum.
8.6	All sums payable under this Contract shall be paid free and clear of any deductions, withholdings, set-offs or counterclaims.
8.7	The Seller is obliged to deliver to the Buyer the following documents in the month following the month of delivery:
     - Certificate of gas origin ( CT-1 form);
     - The original of the 4th copy of the full Customs declaration in the export regime;
     - Quality Passport made in accordance with the form stated in the Exhibit 1 of the present Contract;
     - Certificate of Conformance.
8.8	The Buyer is obliged to present to the Seller the following documents confirming the export of the Gas:
     - Invoice of the Transport Company confirming the cost of Gas transportation from KC “10” to the Kazakh — Russian border.
     - Every month not later than 15th the Act of the monthly volume of Gas from KC 10 to the Kazakh — Russian border signed by Transport Company and the Buyer

9. FORCE MAJEURE
9.1	The Parties will be relieved from their obligations under this Contract to the extent performance of such obligations is prevented or delayed in whole or in part by Force Majeure.
9.2	“Force Majeure” for the purpose of this Contract means any event or circumstance occurring after the signing of the Contract which is beyond the reasonable control of a Party including but not limited by the flood, earthquake, landslip, fire and other acts of nature, accident at gas pipelines, act of terrorism, war and military actions, blockade, strike, actions of the monopoly commercial organizations, actions of bodies of the government as the legislative and other acts essentially complicating performance by the Parties of the obligations under the present Contract.
9.3	The Party which is unable to carry out its obligation under the Contract (the “Affected Party”), shall as soon as practicable but in any event not later than 10 (ten) days from the date on which the Force Majeure arose, provide written notification of the Force Majeure to the other Party (the “non-Affected Party”). In the notice, the nature and effect of the Force Majeure and their probable consequences should be described. The Affected Party shall as soon as practicable and in any event no later 10 (ten) days from the moment of the termination of such circumstances, inform the non-Affected Party that the Force Majeure has ended.
9.4	The existence of the Force Majeure shall be confirmed by the Kazakhstan Chamber of Commerce and Industry or other competent bodies acting in the place of the Kazakhstan Chamber of Commerce for the purposes of determining whether a Force Majeure situation has arisen.
9.5	In of the event the Force Majeure continues for a period of more than 3 months the Parties shall meet to seek to agree the consequences for the Contract of such a prolonged Force Majeure. If the Parties cannot reach agreement, the non-Affected has the right to terminate the Contract with immediate effect.
9.6	Notwithstanding the above, the Affected Party shall do all such things as are reasonable and practicable in the circumstances to rectify or limit the consequences of the Force Majeure.
10. DISPUTE RESOLUTION
a)	Any dispute, controversy or claim arising out of or in connection with this Contract, including any question regarding its existence, validity, interpretation, breach or termination, shall be finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause.
b)	The tribunal shall consist of a sole Arbitrator.

c)	The seat and venue of the arbitration shall be London, England.

d)	The language of the arbitration shall be English.

e)	The parties hereby agree to waive any right of appeal to any court of law or other judicial authority insofar as such waiver may be validly made.

11. LIMITS
11.1	No Party shall be liable for any Consequential Loss caused to another.

11.2	Except as provided in this Agreement, the rights and remedies provided in this Contract are not exclusive of any rights and remedies provided by law.
12. TERM AND TERMINATION
12.1	Unless terminated earlier in accordance with the terms of this Clause 12, this Contract will terminate at 06.00 on (i) 13 June 2014; or (ii) the date on which all contracts and licences pursuant to which the Gas to be delivered under this Contract terminates, whichever of (i) or (ii) is the earlier to occur.
12.2	Either Party (the “Non-Defaulting Party”) may cancel this Contract, subject to providing not less than 10 Days written notice to the other Party (the “Defaulting Party”) in the event the Non-Defaulting Party shall not have received any payment when due under this Contract and such failure is not remedied on or before the expiry of the 10 Days notice.
12.3	Each Party shall be entitled to cancel this Contract forthwith upon the giving of notice to the other Party, in the event of an act of insolvency in respect of the other Party.
12.4	Notwithstanding any other provision of this Contract, the Seller and Buyer shall be entitled to cancel this Contract only in the circumstances set out in Article 12.
12.5	All rights and obligations of the Parties under this Contract shall cease to have effect immediately upon termination of this Contract except that termination shall not affect:
     a) the accrued rights and obligations of the Parties at the date of cancellation or the rights and obligations arising as a consequence of termination;
     b) any right at law which may arise as a result of termination of this Contract in accordance with Article12.
13. NOTICES
13.1.	Any notice to be given by one Party to the other hereunder shall be delivered by hand or by recorded delivery letter or by fax to such address or to such fax number as the Party concerned shall from time to time designate by written notice in accordance with this Article 13 and shall be deemed to be effective when received at the recipients address as aforementioned. Until further notice, the addresses and fax numbers of the Parties shall be:

Seller:	BN Munai LLP
Address:	65, Tulebaev Street, apartment 43, Almaty, 050000
Attention:	Mirtskhulava G.
Phone:	(3272) 507 033
Fax:	(3272) 507 034
Buyer:	“GAZ IMPEX S.A.”
Address:	P.O. Box 146, Road Town Tortola, British Virgin Islands
Attention:	Baizakov A.

14. MISCELLANEOUS PROVISIONS, APPLICABLE LAW AND FUTURE CO OPERATION
14.1	Any amendment, change or waiver of this Contract must be in writing and signed by an authorized representative of each Party.
14.2	A failure or delay in exercising any right, power or privilege in respect of this Contract will not operate as a waiver of such right, power or privilege. A single or part exercise of any right, power or privilege will not prevent any later or further exercise of that right power or privilege or any different right, power or privilege under this Contract.
14.3	This Contract shall be governed by and construed in accordance with the laws of England and Wales.
14.4	If any part of this Contract is determined to be void, illegal or unenforceable in any respect under any law, such a decision will not necessarily make any other provisions of this Contract void, illegal or unenforceable.
14.5	This Contract represents the entire agreement of the Parties with respect to the matter of this Contract and this Contract overrides and takes the place of any prior agreements between the Parties in respect of the same subject matter.

Legal addresses of the Parties

Seller	BN Munai LLP
Address	050000, Almaty city, 65 Tulebaeva Street, apartment 43
Telephone	8(3272) 50 70 33
Fax	8(3272) 50 70 34
Bank details :	Acc. 016070947 ATF Bank, Almaty Branch TRN 600400081007, MFO 190501956 KBE 17

Buyer Legal address	“GAZ IMPEX S.A.” P.O. BOX 146, ROAD TOWN TORTOLA, BRITISH VIRGIN ISLAND’S
Bank details:
Beneficiary’s bank:	UBS AG, SWIFT:
UBSWCHZH80V PARADEPLATZ 6 CH-8098 ZURICH, SWITZERLAND
Benefiary:	Acc. No 0206-255.803 GAS IMPEX S.A. P.O. BOX 146, ROAD TOWN TORTOLA, BRITISH VIRGIN ISLAND’S
Telephone:	8(3272) 59-76-84
Fax:	8(3272) 59- 76- 85
Seller ____________________
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Buyer____________________
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